Exhibit 10.32

REDACTED

EAST TENNESSEE NATURAL GAS COMPANY 5400 Westheimer Court Houston, TX 77056-5310

Mailing Address: P. 0. Box 1642 Houston, TX 77251-1642

713 627 5400

September 29, 2003

Mr. George J. Wackerhagen
Duke Energy Murray, LLC
5400 Westheimer Court
Houston, TX 77056

Re:                 Patriot Project
Negotiated rate for firm transportation service
Contract No. 410098

Dear Mr. Wackerhagen::

This Agreement is made and entered into this           day of               , 2003, by and between East Tennessee Natural Gas Company (“Transporter”) and Duke Energy Murray, LLC (“Shipper”). Transporter and Shipper have entered into that certain agreement dated July 19, 2001 (“Precedent Agreement”), pursuant to which Transporter agreed, subject to the satisfaction or waiver of certain conditions precedent, to provide an MDQ of 50,000 Dth per day of firm transportation service in accordance with the terms of the Service Agreement, and Shipper agreed, subject to the satisfaction or waiver of certain conditions precedent, to pay for such transportation service in accordance with the terms of the Service Agreement. In accordance with the mutual covenants and agreements contained herein and in the Precedent Agreement, Transporter and Shipper desire to enter into this Agreement with respect to the rate for service under the Service Agreement.

When used in this Agreement, and unless otherwise defined herein, capitalized terms shall have the meanings set forth in the Precedent Agreement and/or in Transporter’s FERC Gas Tariff, as amended from time to time.

1.                          Subject to the satisfaction or waiver of all conditions precedent set forth in the Precedent Agreement, for the primary term of the Service Agreement and the MDQ of [* * *] Dth per day, for natural gas received and redelivered by Transporter for Shipper under the Service Agreement, Transporter agrees to charge Shipper, and Shipper agrees to pay Transporter as follows for primary receipts from Transco - Rockingham Co., NC and primary deliveries to Bradley or secondary delivery to the DENA-Murray facility, and for receipts and deliveries at other points within the primary path and direction of flow:

www. duke-energy, com

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*** Certain information on this page has been omitted and filed separately with the SEC. Confidential treatment has been requested with respect to the omitted portions.

a.. a monthly reservation charge of [***] per Dth and a commodity charge of [***] per Dth applicable to:

i. [* * *] Dth in May through September of the years 2004 through 2009,

ii. [* * *] Dth in May through September of the years 2010 through 2014,

iii. [* * *] Dth in the months of October through April for the entire Primary Term, and

iv. shipper, at its sole discretion, may increase the quantities to which ii. and iii. are applicable up to a maximum total quantity of [* * *] Dth upon thirty days written notice to Transporter.

b. for all gas transported in addition to the quantities stated above, up to the MDQ of [* * *] Dth per day, a monthly reservation charge of [* * *] per Dth and a commodity charge of [* * *] per Dth.

For deliveries to markets that are not within the primary path and direction of flow, such rate shall not apply, and Shipper shall pay the maximum applicable Reservation Charge pursuant to Transporter’s FERC Gas Tariff, plus the applicable commodity charge pursuant to Transporter’s FERC Gas Tariff. The above rates are exclusive of any applicable surcharges, such as the Federal Energy Regulatory Commission Annual Charge Adjustment or the Gas Research Institute Rate Adjustment. For service within the primary path, Shipper shall not be charged for fuel if such service constitutes a backhaul.

The negotiated rates set forth in this Paragraph 1 shall apply only for service under the Service Agreement up to the MDQ of [* * *] Dth per day.

2.                          In consideration of the rates set forth in Paragraph 1 above, the applicable rates for service under the Service Agreement during the primary term shall remain as stated in Paragraph 1 above. Therefore, pursuant to Section 4.5 of the FT-A Rate Schedule of Transporter’s FERC Gas Tariff, the rates set forth in Paragraph 1 above shall constitute Negotiated Rates. The Negotiated Rates shall replace the otherwise generally applicable maximum recourse rate, rate component, charge or credit in Transporter’s FERC Gas Tariff (“Tariff Rates”), and the Tariff Rates shall not apply to or be available to Shipper for service under the Service Agreement during the primary term (to the extent that such Tariff Rates are inconsistent with the rates set forth in Paragraph 1 above), notwithstanding any adjustments to such generally applicable maximum recourse rate, rate component, charge or credit which may become effective during the primary term.

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*** Certain information on this page has been omitted and filed separately with the SEC. Confidential treatment has been requested with respect to the omitted portions.

3.                          If, at any time after service commences under the Service Agreement, Transporter is collecting its effective maximum recourse rates from other shippers subject to refund under Section 4 of the Natural Gas Act, Transporter shall have no refund obligation to Shipper even if the final maximum rate is reduced to a level below the Negotiated Rate provided herein. Shipper’s right to receive credits relating to Transporter’s penalty revenue or other similar revenue,  if any,  applicable to transportation service on Transporter’s system shall be governed by Transporter’s FERC Gas Tariff and any applicable FERC orders and/or regulations. In the event Shipper releases its firm transportation rights under the Service Agreement, Shipper shall continue to be obligated to pay Transporter for the difference, if any, by which the Negotiated Rate herein exceeds the release rate.

4.                          Shipper acknowledges and agrees that all terms and conditions of Transporter’s FERC Gas Tariff, as effective from time to time, and applicable form of service agreement, including provisions for filing of changes in Transporter’s FERC Gas Tariff, which changes may affect this Agreement, are applicable to the Service Agreement. In the event of a conflict between this Agreement and Transporter’s FERC Gas Tariff and/or the Service Agreement, this Agreement shall control.

5.                          Subject to Paragraph 6 below, the term of this Agreement shall commence on the date first set forth above and shall continue in effect through and including the primary term of the Service Agreement; provided, however, that, in the event the Service Agreement terminates in accordance with its terms, this Agreement shall immediately terminate and be of no further force or effect; provided further that, in the event the Primary Point(s) of Receipt and/or the Primary Point(s) of Delivery, as set forth in the Service Agreement, are/is revised or amended after the date first set forth above, the Negotiated Rate stated herein shall no longer apply, and the Parties shall negotiate a mutually agreeable rate.

6.                          Transporter shall file with the FERC to implement the above-referenced Negotiated Rate pursuant to the FERC’s Statement of Policy Alternatives to Traditional Cost of Service Ratemaking for Natural Gas Transporters and Regulation of Negotiated Transportation Service of Natural Gas Transporters issued January 31, 1996, in Docket Nos. RM95-6-000 and RM96-7-000. This Agreement shall become effective upon the date of issuance of an order by the FERC accepting such Negotiated Rate filing substantially in the form set forth herein.

7.                          Any company that succeeds by purchase, merger, or consolidation of title to the properties, substantially as an entirety, of Shipper, will be entitled to the rights and will be subject to the obligations of its predecessor in title under this Agreement. Otherwise, this Agreement may not be assigned by Shipper to any other party without the prior express written consent of Transporter, which consent shall not be unreasonably withheld; provided, however, that Shipper may, without the consent of Transporter, assign this Agreement to an affiliate so long as such affiliate meets Transporter’s creditworthiness requirements as set forth in Transporter’s FERC Gas Tariff. This provision is not intended to prohibit Shipper from releasing capacity under the Service Agreement pursuant to the capacity release provisions contained in Transporter’s FERC Gas Tariff and to FERC’s capacity release regulations.

8.                          If FERC disallows, modifies or conditions any terms of this Agreement, and such action has a material adverse effect on the rights and obligations of the Parties, the Parties shall use reasonable efforts to agree upon replacement terms that are consistent with the relevant order or directive, and that maintain the relative economic positions of, and risks to, the Parties as reflected in this Agreement as of the date first set forth above. If the Parties are unable to negotiate such mutually acceptable terms within 30 days of the order or directive, this Agreement shall automatically terminate, unless the termination period is extended by mutual written agreement.

9.                          This Agreement shall be construed in accordance with and governed by the laws of the State of Tennessee, without recourse to the law governing the conflict of laws thereof.

10.                    This Agreement contains the entire agreement of the parties with regard to the rates to be paid by Shipper for transportation service under the Service Agreement and shall be binding upon and inure to the benefits of the successors and permitted assigns of each party.

11.                    All notices and communications regarding this Agreement shall be made in accordance with the notice provisions of the Precedent Agreement or the Service Agreement, as applicable.

If the foregoing accurately sets forth your understanding of the matters covered herein, please so indicate by having a duly authorized representative sign in the space provided below and returning an original signed counterpart to the undersigned.

Sincerely,

East Tennessee Natural Gas Company

/s/ D. Patrick Whitty
D. Patrick Whitty, Vice President
ACCEPTED AND AGREED TO: this day of , 2003

Duke Energy Murray, LLC

By:	/s/ George J. Wackerhagen
Title:	Vice President